As filed with the Securities and Exchange Commission on May 16, 2012

Registration No. 333-161714

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

X-RITE, INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Michigan	38-1737300
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

4300 44th Street, S.E. Grand Rapids, Michigan 49512	49512
(Address of Principal Executive Offices)	(Zip Code)

Thomas J. Vacchiano Jr.

Chief Executive Officer

X-Rite, Incorporated

4300 44th Street, S.E.

Grand Rapids, Michigan 49512

(616) 803-2100

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Daniel Wolf, Esq.

Joshua M. Zachariah, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 relates to the following Registration Statement on Form S-3 (File No. 333-161714), which was filed by X-Rite, Incorporated, a Michigan corporation (the “Company”), with the Securities and Exchange Commission on September 3, 2009, as amended on October 28, 2009 (the “Registration Statement”). The Registration Statement registered 58,150,640 shares of the Company’s common stock, $0.10 par value, including Junior Participating Preferred Stock purchase rights (the “Common Stock”).

Effective as of May 15, 2012, pursuant to the Agreement and Plan of Merger, dated as of April 10, 2012, by and among Danaher Corporation, a Delaware corporation (“Parent”), Termessos Acquisition Corp., a Michigan corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and the Company, Purchaser merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of Parent.

As a result of the Merger, the Company has terminated any offering of the Company’s Common Stock pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any Common Stock of the Company registered under the Registration Statement which remain unsold at the termination of the offering, the Company hereby removes from registration all Common Stock of the Company registered under the Registration Statement but unsold (if any) as of the date of this Post-Effective Amendment No. 2.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on May 16, 2012.

Date: May 16, 2012

X-RITE, INCORPORATED

By:	/s/ Thomas J. Vacchiano, Jr.
Name: Thomas J. Vacchiano, Jr. Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant in the capacities indicated below on May 16, 2012.

Signature	Title

/s/ Daniel L. Comas Daniel L. Comas	Director

/s/ Robert S. Lutz Robert S. Lutz	Director